Exhibit 5.1

February 25, 2005

United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910

Ladies and Gentlemen:

     We have acted as special counsel to United Therapeutics Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on terms to be determined at the time of each offering.

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for the purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (i) all necessary corporate action on the part of the Company has been taken to authorize and approve the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and (ii) such shares of Common Stock have been issued and delivered in accordance with the terms of the applicable definitive underwriting or similar agreement approved by the Company upon payment (or delivery) of the consideration therefor (not less than the par value of the Common Stock) provided for therein, such Common Stock will have been validly issued, fully paid and non-assessable.

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We have assumed that (i) the Board of Directors of the Company will have duly established the terms of the applicable Common Stock offering and duly authorized the issuance and sale of such shares of Common Stock and such authorization will not have been modified or rescinded, (ii) the Registration Statement, and any amendments thereto

United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910

(including post-effective amendments) will have been declared effective and such effectiveness will not have been terminated or rescinded, (iii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby, (iv) all Common Stock will have been issued and sold in compliance with (a) applicable United States federal and state securities Laws (hereinafter defined) and in the manner stated in the Registration Statement and the applicable Prospectus Supplement, (b) all instruments and agreements then binding on the Company, and (c) any restrictions imposed by any court or governmental body having jurisdiction over the Company, (v) a definitive underwriting or similar agreement with respect to the Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (vi) at the time of the issuance of the Common Stock (a) the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, (b) the Company has the necessary corporate power and due authorization, as applicable, to enter into the definitive underwriting or similar agreement related to such issuances and to consummate the transactions contemplated thereby, and (c) the organizational or charter documents of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof and (vii) there will not have occurred any change in law affecting the validity or enforceability of the Common Stock.

B.	We express no opinion as to any laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal securities Laws of the United States and (ii) the General Corporation Law of the State of Delaware.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; and (iv) the power of the courts to award damages in lieu of equitable remedies.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP